                                                                   Exhibit 10.10
                                                                   -------------

================================================================================



                             ARTHUR D. LITTLE, INC.


                      __________________________________


                 AMENDED AND RESTATED NOTE PURCHASE AGREEMENT


                      __________________________________


                          Dated As of April 25, 2000






                                  $35,000,000
           Adjustable Rate Amended and Restated Senior Secured Notes
                               Due June 1, 2001



================================================================================

                               TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
1.   BACKGROUND...................................................................................    1

2.   AMENDMENT AND RESTATEMENT; DESCRIPTION OF NOTES..............................................    1
     2.1.   Agreement and Consent of Company to Amendments and
            Restatements; Request for Waiver of Existing Defaults.................................    1
     2.2.   Agreement and Consent of Noteholders to Amendments
            and Restatements, Waiver..............................................................    2
     2.3.   Description of Notes..................................................................    2

3.   SUBSTITUTION OF NOTES ON EFFECTIVE DATE......................................................    3

4.   CONDITIONS TO CLOSING........................................................................    3
     4.1.   Representations and Warranties........................................................    3
     4.2.   Performance; No Default...............................................................    4
     4.3.   Compliance Certificates...............................................................    4
     4.4.   Opinions of Counsel...................................................................    4
     4.5.   Notes; Accrued Interest...............................................................    5
     4.6.   Credit Agreement......................................................................    5
     4.7.   Intercreditor Agreement...............................................................    5
     4.8.   Pledge Agreement......................................................................    5
     4.9.   Security Agreement....................................................................    5
     4.10.  Guaranty Agreement....................................................................    6
     4.11.  Perfection of Liens...................................................................    6
     4.12.  Restructuring Fee.....................................................................    6
     4.13.  Payment of Special Counsel Fees.......................................................    6
     4.14.  Private Placement Number..............................................................    6
     4.15.  Changes in Corporate Structure........................................................    6
     4.16.  Proceedings and Documents.............................................................    7

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................    7
     5.1.   Organization; Power and Authority.....................................................    7
     5.2.   Authorization, etc....................................................................    7
     5.3.   Disclosure............................................................................    8
     5.4.   Organization and Ownership of Shares of Subsidiaries; Affiliates......................    8
     5.5.   No Conflicts with Agreements, etc.....................................................    9
     5.6.   Governmental Authorizations, etc......................................................    9

     5.7.   Litigation; Observance of Agreements, Statutes and Orders.............................   10
     5.8.   Compliance with Law...................................................................   11
     5.9.   Title to Property; Leases.............................................................   11
     5.10.  Licenses, Permits, etc................................................................   11
     5.11.  Existing Indebtedness, Future Liens...................................................   11
     5.12.  Foreign Assets Control Regulations, etc...............................................   12
     5.13.  Status under Certain Statutes.........................................................   12
     5.14.  Environmental Matters.................................................................   12
     5.15.  Taxes.................................................................................   13
     5.16.  Compliance with ERISA.................................................................   13
     5.17.  Pledge Agreement......................................................................   14
     5.18.  Solvency..............................................................................   14

6.   INTENTIONALLY OMITTED........................................................................   15

7.   INFORMATION AS TO COMPANY....................................................................   15
     7.1.   Financial and Business Information....................................................   15
     7.2.   Officer's Certificate.................................................................   19
     7.3.   Inspection............................................................................   20
     7.4.   Quarterly Review......................................................................   20

8.   PAYMENT OF THE NOTES.........................................................................   21
     8.1.   Scheduled Payments....................................................................   21
     8.2.   Other Mandatory Prepayments...........................................................   21
     8.3.   Optional Prepayments..................................................................   22
     8.4.   Allocation of Partial Prepayments.....................................................   23
     8.5.   Maturity; Surrender, etc..............................................................   23
     8.6.   No Other Optional Prepayments or Purchase of Notes....................................   23
     8.7.   Make-Whole Amount.....................................................................   24

9.  AFFIRMATIVE COVENANTS.........................................................................   25
    9.1.   Compliance with Law....................................................................   26
    9.2.   Insurance..............................................................................   26
    9.3.   Maintenance of Properties and Books....................................................   26
    9.4.   Payment of Taxes and Claims............................................................   26
    9.5.   Corporate Existence, etc...............................................................   27
    9.6.   Additional Collateral and Guarantors...................................................   27
    9.7.   Deferred Restructuring Fee.............................................................   29
    9.8.   Restrictive Account....................................................................   30

10.  NEGATIVE COVENANTS...........................................................................   30
     10.1.   Transactions with Affiliates.........................................................   30
     10.2.   Merger; Consolidation................................................................   30
     10.3.   Liens................................................................................   30
     10.4.   Limitation on Indebtedness...........................................................   33
     10.5.   Consolidated Tangible Net Worth......................................................   34
     10.6.   Debt to EBITDA Ratio.................................................................   34
     10.7.   Fixed Charge Coverage Ratio..........................................................   35
     10.8.   Permitted Investments................................................................   36
     10.9.   Restricted Payments..................................................................   36
     10.10.  Asset Disposition....................................................................   36
     10.11.  Conduct of Business..................................................................   36
     10.12.  Debt Prepayment Restrictions.........................................................   36

11.  EVENTS OF DEFAULT............................................................................   37

12.  REMEDIES ON DEFAULT, ETC.....................................................................   42
     12.1.   Acceleration.........................................................................   42
     12.2.   Other Remedies.......................................................................   43
     12.3.   Rescission...........................................................................   43
     12.4.   No Waivers or Election of Remedies, Expenses, etc....................................   43

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES................................................   44
     13.1.   Registration of Notes................................................................   44
     13.2.   Transfer and Exchange of Notes.......................................................   44
     13.3.   Replacement of Notes.................................................................   45

14.  PAYMENTS ON NOTES............................................................................   45
     14.1.   Place of Payment.....................................................................   45
     14.2.   Home Office Payment..................................................................   45

15.  EXPENSES, ETC................................................................................   46
     15.1.   Transaction Expenses.................................................................   46
     15.2.   Survival.............................................................................   46

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.................................   47

17.  AMENDMENT AND WAIVER.........................................................................   47
     17.1.   Requirements.........................................................................   47
     17.2.   Solicitation of Holders of Notes.....................................................   48
     17.3.   Binding Effect, etc..................................................................   48

     17.4.  Notes held by Company, etc............................................................   48

18.  NOTICES......................................................................................   49

19.  REPRODUCTION OF DOCUMENTS....................................................................   49

20.  CONFIDENTIAL INFORMATION.....................................................................   50

21.  MISCELLANEOUS................................................................................   52
     21.1.  Successors and Assigns................................................................   52
     21.2.  Payments Due on Non-Business Days.....................................................   52
     21.3.  Indemnity.............................................................................   52
     21.4.  Severability..........................................................................   53
     21.5.  Independent Construction..............................................................   53
     21.6.  Counterparts..........................................................................   53
     21.7.  Governing Law.........................................................................   53

                             SCHEDULES & EXHIBITS

SCHEDULE A        --   Information Relating to Noteholders

SCHEDULE B        --   Defined Terms
SCHEDULE 5.4      --   Subsidiaries of the Company and Ownership of
                       Subsidiary Stock

SCHEDULE 5.7      --   Certain Litigation

SCHEDULE 5.11     --   Existing Indebtedness and Liens

SCHEDULE 10.11    --   Existing Investments

SCHEDULE 11       --   Existing Events of Default

EXHIBIT 1         --   Form of Adjustable Rate Amended and Restated Senior
                       Secured Note due June 1, 2001

EXHIBIT 4.4(a)    --   Form of Opinion of Special Counsel for the Obligors

EXHIBIT 4.4(b)    --   Form of Opinion of Special Counsel for the Noteholders

EXHIBIT 4.7       --   Form of Intercreditor Agreement

EXHIBIT 4.8(a)    --   Form of Pledge Agreements (Domestic Subsidiaries)

EXHIBIT 4.8(b)    --   Form of Pledge Agreements (Foreign Subsidiaries)

EXHIBIT 4.9       --   Form of Security Agreement

EXHIBIT 4.10      --   Form of Guaranty Agreement

                            ARTHUR D. LITTLE, INC.
                                  Acorn Park
                           Cambridge, MA 02140-2390

                     ADJUSTABLE RATE AMENDED AND RESTATED
                     SENIOR SECURED NOTES DUE JUNE 1, 2001

                                                      Dated as of April 25, 2000

To each of the Noteholders named in
Schedule A Hereto

Ladies and Gentlemen:

     ARTHUR D. LITTLE, INC., a Massachusetts corporation (together with its successors and assigns, the "Company"), agrees with each of you as follows:

1.   BACKGROUND

     The Company has issued its 7.16% Senior Notes (as amended up to, but excluding, the Effective Date, the "Existing Notes"), in the aggregate principal amount of $35,000,000, pursuant to those certain Note Purchase Agreements dated as of December 17, 1996 (collectively, as amended up to, but excluding, the Effective Date, the "Existing Note Purchase Agreement"), entered into by the Company with each of the institutions named on Schedule A thereto. The institutions named on Schedule A to this Agreement were the holders of all of the Existing Notes immediately prior to the substitution referred to in Section 3 and are referred to herein as the "Noteholders." Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.   AMENDMENT AND RESTATEMENT; DESCRIPTION OF NOTES

     2.1. Agreement and Consent of Company to Amendments and Restatements; Request for Waiver of Existing Defaults.

          (a) The Company has authorized, and (subject to the agreement and consent of each Noteholder as provided in Section 1.3) agrees and consents to, the amendment and restatement in their entirety of the Existing Notes, as provided for in this Agreement. The Existing Notes as so amended and restated (including each note delivered pursuant to any provision of this Agreement and any note delivered in substitution for any such note pursuant to any such provisions) are hereinafter sometimes referred to, collectively, as the "Notes." The Notes shall be substituted in the place of the Existing Notes which shall be surrendered to the Company for cancellation.

          (b) The Company desires that the Noteholders waive the Existing Events of Default and amend certain covenants in the Existing Note Purchase Agreement in exchange for the substitution of the Notes described in subsection (a) above, and certain other consideration referred to in Sections 4.8, 4.9, 4.10 and 4.12.

     2.2. Agreement and Consent of Noteholders to Amendments and Restatements, Waiver.

     Subject to the satisfaction of the conditions set forth in Section 4, each Noteholder, by execution of this Agreement, hereby agrees and consents to the waiver of the Existing Events of Default, and further agrees that the Existing Note Purchase Agreement is amended and restated in the form of this Agreement and that the Existing Notes are amended and restated in the form of Exhibit 1.

     2.3. Description of Notes.

          (a) Description of Notes. The Notes shall be issued in an aggregate principal amount of $35,000,000. Each Note will (i) bear interest from the date thereof until maturity at the Note Interest Rate, payable monthly on the first day of each month in each year commencing May 1, 2000 and at maturity, (ii) bear interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at the Default Rate, (iii) mature on June 1, 2001, and (iv) be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Noteholders and the Company.

          (b)  Note Interest Rate.  For purposes of this Agreement:

          "Note Interest Rate" means, as of the date of any determination thereof,

               (i) during the period beginning on and including the Effective Date and ending on but not including January 1, 2001, 10% per annum;

               (ii) during the period beginning on and including January 1, 2001 and ending on but not including February 1, 2001, 10.50% per annum;

               (iii) during the period beginning on and including February 1, 2001 and ending on but not including March 1, 2001, 11% per annum;

               (iv) during the period beginning on and including March 1, 2001 and ending on but not including April 1, 2001, 11.50% per annum;

               (v) during the period beginning on and including April 1, 2001 and ending on but not including May 1, 2001, 12% per annum; and

               (vi) during the period beginning on and including May 1, 2001 and ending on but not including June 1, 2001, 12.5% per annum.

3.   SUBSTITUTION OF NOTES ON EFFECTIVE DATE

     On April 25, 2000 (the "Effective Date"), the Company will deliver to each Noteholder, at the offices of Bingham Dana LLP, One State Street, Hartford, Connecticut 06103, one or more Notes (as set forth below such Noteholder's name on Schedule A hereto), in the denominations indicated on such Schedule, in the aggregate principal amount equal to the principal amount of the Existing Notes held by such Noteholder, dated the Effective Date, and registered in such Noteholder's name (or in the name of its nominee), as indicated in Schedule A, against delivery by such Noteholder of such Existing Notes to the Company for cancellation. All amounts owing under, and evidenced by, the Existing Notes as of the Effective Date shall continue to be outstanding under, and shall after the Effective Date be evidenced by, the Notes, and shall be repayable in accordance with this Agreement and the Notes. If on the Effective Date the Company shall fail to tender such Notes to any Noteholder as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the Noteholders' satisfaction, the Noteholders shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Noteholders may have by reason of such failure or such nonfulfillment, the Existing Note Purchase Agreement shall remain in full force and effect and the waiver referred to in Section 2.2 shall be of no force or effect.

4.   CONDITIONS TO CLOSING

     The effectiveness of this Agreement, as to the parties hereto, is subject to the satisfaction of the following conditions precedent:

     4.1. Representations and Warranties.

     The representations and warranties of the Company in this Agreement shall be correct on the Effective Date.


     4.2. Performance; No Default.

     The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Effective Date and on the Effective Date, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default shall have occurred and be continuing.

     4.3. Compliance Certificates.

          (a) Officer's Certificate. The Company shall have delivered to the Noteholders an Officer's Certificate, dated the Effective Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.15 have been fulfilled.

          (b) Company Secretary's Certificate. The Company shall have delivered to the Noteholders a certificate of its Secretary or one of its Assistant Secretaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which it is a party.

          (c) Domestic Subsidiary Secretary's Certificates. Each of the Domestic Subsidiaries shall have delivered to the Noteholders a certificate of its Secretary or one of its Assistant Secretaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which it is a party.

     4.4. Opinions of Counsel.

     The Noteholders shall have received opinions in form and substance satisfactory to them, dated the Effective Date, from

          (a) Hale and Dorr, special counsel for the Obligors, substantially in the form set out in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as the Noteholders or their counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Noteholders), and

          (b) Bingham Dana LLP, the Noteholders' special counsel in connection with such transactions, substantially in the form set out in Exhibit 4.4(b) and covering such other matters incident to such transactions as the Noteholders may reasonably request.


     4.5. Notes; Accrued Interest.

     The substitution of Notes for the Existing Notes described in Section 3 shall have occurred between the Company and each Noteholder and the Company shall have paid all accrued interest on the Existing Notes up to the Effective Date.

     4.6. Credit Agreement.

     The Company, ADL International and the Banks shall have entered into the Credit Agreement, in form and substance satisfactory to the Noteholders, and the Company shall have delivered to the Noteholders an executed copy of the Credit Agreement, certified as true and correct by a Responsible Officer.

     4.7. Intercreditor Agreement.

     The Company, the Guarantors, the Noteholders, the Banks and the Collateral Agent shall have entered into the Intercreditor and Collateral Agency Agreement, substantially in the form of Exhibit 4.7 (as amended or supplemented from time to time, the "Intercreditor Agreement"), and the Intercreditor Agreement shall be in full force and effect.

     4.8. Pledge Agreement.

     The Company and the Pledging Subsidiaries shall have entered into separate Stock Pledge Agreements with the Collateral Agent, substantially in the form of
Exhibit 4.8(a) with respect to the stock of Domestic Subsidiaries and Exhibit 4.8(b) with respect to the stock of Foreign Subsidiaries (collectively, as amended or supplemented from time to time, the "Pledge Agreement"), and the Pledge Agreement shall be in full force and effect.

     4.9. Security Agreement.

     The Company, each of the Domestic Subsidiaries (other than TIME and EPYX) and the Collateral Agent shall have entered into the Security Agreement, substantially in the form of Exhibit 4.9 (as amended or supplemented from time to time, the "Security Agreement"), and the Security Agreement shall be in full force and effect.

     4.10.  Guaranty Agreement.

     The Noteholders shall have received a counterpart of the Guaranty Agreement, duly executed and delivered by ADL International and TIME, substantially in the form of Exhibit 4.10 (as amended or supplemented from time to time, including any Joinder Agreement delivered pursuant to Section 9.6(b)(i), the "Guaranty Agreement"), and the Guaranty Agreement shall be in full force and effect.

     4.11.  Perfection of Liens.

     The Company and each of the Pledging Subsidiaries shall have delivered to the Collateral Agent stock certificates (together with undated stock powers duly executed in blank) evidencing all of the issued and outstanding Stock Collateral owned by them, and shall have taken all other actions necessary or desirable to perfect the Liens of the Collateral Agent in such Stock Collateral (including, without limitation, the filing of all appropriate Uniform Commercial Code financing statements) in accordance with the provisions of the Pledge Agreement and in the Collateral (as defined in the Security Agreement).

     4.12.  Restructuring Fee.

     Each Noteholder shall have received payment of a restructuring fee in an amount equal to 1% of the aggregate principal amount of the Existing Notes held by such Noteholder immediately prior to the substitution referred to in Section 4.5.

     4.13.  Payment of Special Counsel Fees.

     Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Effective Date the fees, charges and disbursements of the Noteholders' special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Effective Date.

     4.14.  Private Placement Number.

     A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

     4.15.  Changes in Corporate Structure.

     The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements delivered pursuant to
Section 7.1(b) of the Existing Note Purchase Agreement.

     4.16.  Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Noteholders and their special counsel, and the Noteholders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Noteholders, as of the Effective Date, that:

     5.1.   Organization; Power and Authority.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

     5.2.   Authorization, etc.

     The Financing Documents have been duly authorized by all necessary corporate or other action on the part of each Obligor which is a party thereto, and each Financing Document constitutes a legal, valid and binding obligation of such Obligor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3.  Disclosure.

     The Financing Documents, the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements most recently delivered to the Noteholders pursuant to Section 7.1 of the Existing Note Purchase Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, that no representation is made in this Section 5.3 regarding the financial projections delivered to the Noteholders in connection with the transactions contemplated hereby other than (i) that such projections are based upon information that the Company in good faith believes to be accurate, and (ii) that such projections were calculated in a manner that the Company in good faith believes to be reasonable. Except as disclosed in the Financing Documents or in one of the documents, certificates or other writings identified therein, or in the financial statements most recently delivered to the Noteholders pursuant to Section 7.1 of the Existing Note Purchase Agreement, since December 31, 1998, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

     5.4.  Organization and Ownership of Shares of Subsidiaries; Affiliates.

           (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock outstanding owned by the Company and each other Subsidiary, (ii) the Company's Affiliates, other than Subsidiaries, and (iii) the Company's directors and senior officers.

           (b) All of the outstanding shares of capital stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

           (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact. Each of the Domestic Subsidiaries has the corporate or other power and authority to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

           (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed in Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock of such Subsidiary.

     5.5.  No Conflicts with Agreements, etc.

     The execution, delivery and performance by the Obligors of the Financing Documents to which each such Obligor is a party will not

           (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or bylaws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected,

           (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or

           (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     5.6.  Governmental Authorizations, etc.

     No consent, approval or authorization of, or registration, filing (except as contemplated by Section 4.9) or declaration with, any Governmental Authority or any nongovernmental Person, including, without limitation, any creditor (other than the Banks), stockholder or corporate general partner of the Company or any Subsidiary is required in connection with the execution, delivery or performance by the Obligors of the Financing Documents, except those which have been obtained.


     5.7.  Litigation; Observance of Agreements, Statutes and Orders.

           (a) Except as disclosed in Schedule 5.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (b) Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or by-law and neither the Company nor any Subsidiary is in default of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (c) After giving effect to Section 2.2 and the Credit Agreement, neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Indebtedness, or in default under any instrument or agreement under and subject to which any Indebtedness has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement, or under any other instrument or agreement, that with the lapse of time or the giving of notice, or both, would constitute a default or an event of default thereunder, which in the case of any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (d) No event has occurred and is continuing and no condition exists which, upon execution and delivery of this Agreement (and giving effect to Section 2.2 and the Credit Agreement), would constitute a Default or Event of Default.

     5.8.  Compliance with Law.

     Neither the Company nor any Subsidiary is in violation of any law, ordinance, governmental rule or regulation to which it is subject, except for such violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.9.  Title to Property; Leases.

     The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.1(b) of the Existing Note Purchase Agreement or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Financing Documents. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     5.10. Licenses, Permits, etc.

           (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

           (b) To the best knowledge of the Company, no product or practice of the Company or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

           (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

     5.11. Existing Indebtedness, Future Liens.

     Schedule 5.11 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Effective Date and a description of all consensual Liens, if any, securing such Indebtedness. Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

     5.12. Foreign Assets Control Regulations, etc.

     None of the transactions contemplated by the Financing Documents will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

     5.13. Status under Certain Statutes.

     Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended, or the Federal Power Act, as amended.

     5.14. Environmental Matters.

     Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Noteholders in writing,

           (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

           (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

           (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     5.15. Taxes.

     The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. For the taxable years ending on or before December 31, 1996, the Federal income tax liabilities of the Company and its Subsidiaries have been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year.

     5.16. Compliance with ERISA.

           (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

           (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $2,000,000 in the aggregate for all such Plans. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

           (c) The Company and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

           (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

           (e) The execution and delivery of this Agreement will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

     5.17. Pledge Agreement.

     The Pledge Agreement creates a valid and (upon delivery of the certificates or instruments evidencing the Stock Collateral to the Collateral Agent) a perfected first priority Lien in and to the Stock Collateral in favor of the Collateral Agent, subject to no other Liens. Stock certificates (together with undated stock powers duly endorsed in blank) evidencing all of the Stock Collateral have been delivered to the Collateral Agent.

     5.18. Solvency.

     After giving effect to the transactions contemplated by the Financing Documents, neither the Company nor any Guarantor will be insolvent or be engaged in any business or transaction, or about to engage in any business or transaction, for which it has unreasonably small assets or capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act or Section 548 of Title 11 of the United States Code), and neither the Company nor any Guarantor has any intent to hinder, delay or defraud any entity to which it is, or will become, on or after the Effective Date, indebted or incur debts that would be beyond its ability to pay as they mature.

6.   INTENTIONALLY OMITTED

7.   INFORMATION AS TO COMPANY

     7.1.  Financial and Business Information.

     The Company shall deliver to each holder of Notes that is an Institutional
Investor:

           (a) Monthly Statements -- promptly following, and in any event within 30 days after the end of each calendar month (other than the month of January if no such report is prepared), duplicate copies of the Financial Report (Blue Book) prepared by the management of the Company, containing, without limitation,

                (i) consolidated balance sheets of the Company and its Subsidiaries as at the end of the most recently ended fiscal year of the Company and as at the end of such month,

                (ii) consolidated statements of income of the Company and its Subsidiaries for such month and for the portion of the fiscal year ending on the final day of such month, in each case reflecting actual, projected and prior year amounts, and

                (iii) a consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the most recently ended fiscal year of the Company and ending on the last day of such month;

           (b) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                (i) a consolidated balance sheet of the Company and its Subsidiaries, and a balance sheet of each of EPYX and TIME, in each case as at the end of such quarter,

                (ii) consolidated statements of income, cash flows and changes in shareholders' equity of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

               (iii) statements of income and cash flows of each of EPYX and TIME, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and, in the case of the consolidated financial statements, certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments;

          (c) Annual Statements -- within 90 days after the end of each fiscal year of the Company, duplicate copies of,

               (i) a consolidated balance sheet of the Company and its Subsidiaries, and a balance sheet of each of EPYX and TIME, as at the end of such year,

               (ii) consolidated statements of income, cash flows and changes in shareholders' equity of the Company and its Subsidiaries, for such year, and

               (iii) statements of income and cash flows of each of EPYX and TIME, for such year,

     setting forth in comparative form, in the case of each of the consolidated financial statements, the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                     (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                    (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default under any of Sections 10.3 through 10.9, inclusive, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

          (d) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) in the event the Company becomes publicly owned, each proxy statement, financial statement or report sent by the Company or any Subsidiary to its public security holders, and copies of all regular, periodic and special reports that the Company files with the Securities and Exchange Commission; (ii) each material financial statement, report or notice sent by the Company or any Subsidiary to any bank or other institutional lender to the Company or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement (including, without limitation, the Credit Agreement) and not otherwise required to be furnished to you pursuant to any other provision of this Section 7.1; and
     (iii) all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

          (e) Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (f) ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Effective Date; or

               (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

          (g) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

          (h) Actions, Proceedings -- promptly after a Responsible Officer becomes aware of the commencement thereof, notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

          (i) Budgets; Business Plan; Forecasts -- as soon as practicable and in any event not later than January 31, 2001, a copy of the plan and forecast (including a projected balance sheet, income statement and statement of cash flows) of the Company and its Subsidiaries for the fiscal year of the Company commencing January 1, 2001;

          (j) EPYX and TIME -- as soon as available or promptly upon the receipt thereof, as the case may be, such information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of EPYX and TIME, including, without limitation, duplicate copies of:

               (i) any plan or forecast (including any projected balance sheet, statement of income and statement of cash flow) for EPYX and TIME for any period for which such information is available, and

               (ii) any agreement or letter of intent of any Person in respect of such Person's commitment to enter into any EPYX Transaction; and

          (k) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder that is an Institutional Investor.

     7.2. Officer's Certificate.

     Each set of financial statements delivered to a holder of Notes pursuant to
Section 7.1(b) or Section 7.1(c) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.3 through 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculations of the amount, ratio or percentage then in existence); and

          (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a

     Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     7.3. Inspection.

     The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

     7.4. Quarterly Review.

     Within ten Business Days of the dates required for the delivery of quarterly financial statements for the quarters ending in March, June, September and December, in each fiscal year, the Company will cause its Chief Financial Officer and its executive vice president for finance and development (and, in addition, with respect to the quarter ending December 31,2000, its Chief Executive Officer) to meet, at the Company's expense, either in person at the Company's executive office or via telephone conference call, with representatives of the Noteholders or such other Persons as may be designated by the Required Holders to discuss the Company's financial condition, results of operations, prospects and other matters relating to the Company's business plan.

8.   PAYMENT OF THE NOTES

     8.1. Scheduled Payments.

     The Company shall pay, and there shall become due and payable, on each of the dates set forth below, the principal amount of the Notes set forth below opposite each such date, as follows:


     ---------------------------------------------------------------------
          Date of Required                        Amount of Required
          Principal Payment                       Principal Payment
     ---------------------------------------------------------------------
            July 1, 2000                             $ 1,375,000
     ---------------------------------------------------------------------
            August 1, 2000                           $ 1,375,000
     ---------------------------------------------------------------------
            September 1, 2000                        $ 1,375,000
     ---------------------------------------------------------------------
            October 1, 2000                          $ 1,375,000
     ---------------------------------------------------------------------
            November 1, 2000                         $ 1,375,000
     ---------------------------------------------------------------------
            December 1, 2000                         $ 1,375,000
     ---------------------------------------------------------------------
            January 1, 2001                          $ 1,650,000
     ---------------------------------------------------------------------
            February 1, 2001                         $ 1,650,000
     ---------------------------------------------------------------------
            March 1, 2001                            $ 1,650,000
     ---------------------------------------------------------------------
            April 1, 2001                            $ 1,650,000
     ---------------------------------------------------------------------
            May 1, 2001                              $ 1,650,000
     ---------------------------------------------------------------------
            June 1, 2001                             $18,500,000
     ---------------------------------------------------------------------

     Each partial prepayment of the Notes made pursuant to subsection (a), (b),
     (c) or (d) of Section 8.2 or made pursuant to Section 8.3 will be applied first, to the amount due on the maturity date of the Notes and second, to the mandatory prepayments applicable to the Notes, as set forth in this
     Section 8.1, in the inverse order of the maturity thereof.

     8.2. Other Mandatory Prepayments.

          (a) Disposition Prepayments. Within one Business Day after the receipt by the Company or any Subsidiary of the Net Proceeds Amount of any Asset Disposition, the Company shall pay to the holders of the Notes an aggregate amount equal to the Noteholder Portion of

     100% of the Net Proceeds Amount of such Asset Disposition, which shall be applied to the prepayment of the Notes together with accrued interest thereon to the date of such prepayment and the Make-Whole Amount in respect of such principal amount of Notes.

          (b) Equity Issuance Prepayments. Within one Business Day after the receipt by the Company or any Subsidiary of the net proceeds of any Equity Issuance, the Company shall pay to the holders of the Notes an aggregate amount equal to the Noteholder Portion of 100% of the net proceeds of such Equity Issuance, which shall be applied to the prepayment of the Notes together with accrued interest thereon to the date of such prepayment and the Make-Whole Amount in respect of such principal amount of Notes.

          (c) Extraordinary Receipt Prepayments. Within seven Business Days after receipt by the Company or any Subsidiary of any Extraordinary Receipt, the Company shall pay to the holders of the Notes an aggregate amount equal to the Noteholder Portion of 100% of such Extraordinary Receipt, which shall be applied to the prepayment of the Notes together with accrued interest thereon to the date of such prepayment and the Make-Whole Amount in respect of such principal amount of Notes.

          (d) Excess Cash Flow Prepayments. On the first day of January, April, July and October in each year, commencing July 1, 2000, the Company shall pay to the holders of the Notes an aggregate amount equal to the Noteholder Portion of 50% of Excess Cash Flow (if positive) for the immediately preceding fiscal quarter of the Company (the preceding six months with respect to the July 1, 2000 payment), which shall be applied to the prepayment of the Notes together with accrued interest thereon to the date of such prepayment and the Make-Whole Amount in respect of such principal amount of Notes.

          (e) TIME IPO Prepayment. In the event the TIME IPO shall occur on or prior to December 29, 2000, the Company shall, no later than December 29, 2000, prepay all of the Notes at 100% of the principal amount so prepaid, together with accrued interest thereon to the date of such prepayment and the Make-Whole Amount in respect of such principal amount of Notes.

     8.3. Optional Prepayments.

     The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this
Section 8.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

     8.4. Allocation of Partial Prepayments.

     In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

     8.5. Maturity; Surrender, etc.

     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

     8.6. No Other Optional Prepayments or Purchase of Notes.

     The Company will not prepay (whether directly or indirectly by purchase, redemption or other acquisition) any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Section
8. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Section 8 and no Notes may be issued in substitution or exchange for any such Notes.

     8.7. Make-Whole Amount.

     The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2(a), (b), (c), (d) or (e), or Section 8.3, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal. For purposes of calculating the Discounted Value of Remaining Scheduled Payments, it shall be assumed that the rate of interest payable on the Notes is 7.16% per annum.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on Bridge Telerate (or such other display as may replace Page 678 on Bridge Telerate) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2(a),
     (b), (c), (d) or (e), Section 8.3 or Section 12.1.

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to
     Section 8.2(a), (b), (c), (d) or (e), or Section 8.3, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.   AFFIRMATIVE COVENANTS

     The Company covenants that so long as any of the Notes are outstanding:

     9.1. Compliance with Law.

     The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     9.2. Insurance.

     The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

     9.3. Maintenance of Properties and Books.

     The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company will and will cause each of its Subsidiaries to keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and such Subsidiaries in accordance with GAAP.

     9.4. Payment of Taxes and Claims.

     The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes, assessments, charges or levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     9.5. Corporate Existence, etc.

     The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.10, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

     9.6. Additional Collateral and Guarantors.

          (a) TIME and Foreign Subsidiary A/R. In the event that the TIME IPO does not occur on or prior to December 29, 2000, the Company shall:

               (i) not later than January 10, 2001, cause TIME and each Foreign Subsidiary to duly execute and deliver to the Collateral Agent such security agreements and other documents as may be specified by (and in form and substance satisfactory to) the Collateral Agent, granting to the Collateral Agent a security interest in all accounts receivable of TIME and each of the Foreign Subsidiaries;

               (ii) not later than January 10, 2001, take, and cause each Subsidiary to take, such action (including, without limitation, the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens on the properties purported to be subject to the security agreements delivered pursuant to this Section 9.6(a); and

               (iii) not later than January 20, 2001, deliver to the Noteholders legal opinions satisfactory to them to the effect that such security agreements and other documents are legal, valid and binding obligations of each Obligor party thereto enforceable in accordance with their terms, that such security agreements create the Liens they purport to create upon the collateral purported to be encumbered thereby, that such Liens have been duly perfected against all third parties, and as to such other matters as the Collateral Agent and the Noteholders may reasonably request.

          (b) Additional Guarantors and Collateral. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) any Subsidiary becoming a Material Subsidiary after the Effective Date, or (z) the formation or acquisition of any new direct or indirect Domestic Subsidiary after the Effective Date, the Company shall, in each case at its expense:

               (i) in connection with the formation or acquisition of any Subsidiary that is a Material Subsidiary or upon any Subsidiary becoming a Material Subsidiary, within 10 days after such creation, formation or acquisition, cause such Subsidiary to execute and deliver to the Noteholders a copy of the Joinder Agreement in the form attached to the Guaranty Agreement as Annex 2;

               (ii) within 10 days after such request, creation, formation or acquisition, furnish to the Collateral Agent and the Noteholders a description of the real and personal properties of each of the Company and its Subsidiaries in detail satisfactory to the Collateral Agent and the Required Holders;

               (iii) within 15 days after such request, creation, formation or acquisition, duly execute and deliver, and cause such Subsidiary and each other Domestic Subsidiary at such time (if it has not already done so) to duly execute and deliver, to the Collateral Agent such security agreements and other documents as may be specified by (and in form and substance satisfactory to) the Collateral Agent, granting to the Collateral Agent a security interest in all accounts receivable of such Subsidiary and such other Domestic Subsidiaries;

               (iv) within 30 days after such request, formation or acquisition, take, and cause each Subsidiary to take, such action (including, without limitation, the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens on the properties purported to be subject to the security agreements delivered pursuant to this Section 9.6(b);

               (v) within 60 days after such request, creation, formation or acquisition, deliver to the Noteholders legal opinions satisfactory to them, to the effect that such Joinder Agreements, security agreements and other documents are legal, valid and binding obligations of each Obligor party thereto enforceable in accordance with their terms, that such security agreements create the Liens they purport to create upon the collateral purported to be encumbered thereby, that such Liens have been duly perfected against all third parties, and as to such other matters as the Collateral Agent and the Noteholders may reasonably request; and

               (vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, security agreement supplements and security agreements.

          (c) Further Assurances. Promptly upon request by any Noteholder or the Collateral Agent, the Company shall, and shall cause its Subsidiaries to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Noteholder or the Collateral Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Financing Documents, (ii) to the fullest extent permitted by applicable law, subject the properties, assets, rights or interests of the Company or any Subsidiary to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Collateral Agent the rights granted or now or hereafter intended to be granted to it under the Pledge Agreement, the Security Agreement and the Additional Security Agreements or under any other instrument executed in connection therewith to which any Obligor is or is to be a party, and cause each of its Subsidiaries to do so.

     9.7. Deferred Restructuring Fee.

     The Company shall pay to each Noteholder, upon the payment in full of the Notes, a deferred restructuring fee in an amount equal to 2% of the aggregate principal amount of the Existing Notes held by such Noteholder immediately prior to the substitution referred to in Section 4.5.

     9.8.  Restrictive Account.

     The Company shall apply all cash proceeds received from sales of the capital stock of EPYX to one or more of the following: (i) its funding obligations under section 7.4 of the DeNora Agreement, (ii) the pro rata prepayment of the Notes and the Indebtedness outstanding under the Credit Agreement, (iii) a contribution to the capital of EPYX, or (iv) a deposit into a restricted deposit account (the "Restricted Account"). The Company shall not expend funds withdrawn from the Restricted Account for any purpose other than those purposes set out in clauses (i), (ii) or (iii) of this Section 9.8.

10.  NEGATIVE COVENANTS

     The Company covenants that so long as any of the Notes are outstanding:

     10.1. Transactions with Affiliates.

     The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Wholly-Owned Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

     10.2. Merger; Consolidation.

     The Company will not, and will not permit any Subsidiary to, merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, however, so long as no Default or Event of Default exists at the time thereof, or would exist immediately after giving effect thereto, a Subsidiary (other than TIME) may (x) merge with or into or consolidate with a Wholly-Owned Subsidiary (provided that in the case of any merger or consolidation involving a Domestic Subsidiary, the survivor is a Domestic Subsidiary) or (y) merge with or into the Company so long as the Company is the survivor of such merger.

     10.3. Liens.

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

          (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

          (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or being actively contested in good faith by appropriate proceedings;

          (c) Liens of or resulting from any prejudgment attachment, judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at all times in good faith be prosecuting a defense (in the case of a prejudgment attachment) or an appeal or proceeding for a review (in the case of a judgment or award) and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (d) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (e) minor survey exceptions or minor encumbrances, easements, encroachments, covenants or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

          (f) Liens securing Indebtedness of a Subsidiary to the Company or to a Wholly-Owned Subsidiary;

          (g)  Liens existing as of the Effective Date and reflected in Schedule
     5.11 hereto;

          (h) any Lien created by the Company or any Subsidiary to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed after the Effective Date to pay all or any part of the purchase price or cost of construction of fixed assets useful and intended to be used in carrying on the business of the Company or any such Subsidiary (or any improvement thereon), including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or any such Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided, that any such Lien shall extend solely to the item or items of such fixed assets so acquired or constructed and do not extend to any other assets of the Company or its Subsidiaries; provided further that the aggregate amount of Indebtedness secured by Liens allowed solely by this Section 10.3(h) at any time outstanding shall not exceed $2,500,000;

          (i) any Lien renewing, extending or refinancing any Lien permitted by clauses (g) or (h) of this Section 10.3, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

          (j) Liens in respect of collateralized letters of credit, provided that the aggregate amount of Indebtedness secured by Liens allowed solely by this Section 10.3(j) at any time outstanding shall not exceed $10,000,000;

          (k) Liens in favor of the Collateral Agent securing the Secured Obligations (as defined in the Intercreditor Agreement);

          (l)  Liens securing Indebtedness permitted by Section 10.4(j); and

          (m) Liens in favor of Citibank or any of its Affiliates securing Existing Debt (as defined in the Credit Agreement as in effect on the Effective Date) in an aggregate amount not greater than $3,367,000, provided that such liens do not encumber any collateral purported to be encumbered by the Security Agreement or the Pledge Agreement.

     10.4.  Limitation on Indebtedness.

     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, assume, incur, or in any manner become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a) Indebtedness of the Company or any Subsidiary secured by Liens permitted by Section 10.3(h);

          (b) Indebtedness of the Company or any Subsidiary outstanding on the Effective Date and disclosed in Schedule 5.11 (excluding Indebtedness under the Barclays Facility), and any Indebtedness of the Company or any Subsidiary extending the maturity of, or refunding or refinancing, in whole or in part, any of such Indebtedness (other than Indebtedness under the Barclays Facility), provided that the principal amount of such Indebtedness shall not be increased above the principal amount outstanding immediately prior to such extension, renewal or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, renewal or refunding;

          (c) Indebtedness (including, without limitation, (i) Indebtedness outstanding from time to time under the Barclays Facility and (ii) the face amount of outstanding letters of credit) of the Company or any Subsidiary owed to banks not organized under the laws of the United States of America or a state thereof in an aggregate amount up to $20,000,000 at any time outstanding less the aggregate face amount of all other letters of credit then outstanding for the account of the Company or any such Subsidiary;

          (d) indorsements of negotiable instruments for deposit or collection or similar transactions by the Company or any Subsidiary in the ordinary course of business;

          (e) Capitalized Leases of the Company or any Subsidiary not to exceed in the aggregate $2,500,000 at any time outstanding;

          (f) Indebtedness of the Company or any Subsidiary in respect of currency swap agreements designed to hedge against fluctuations in foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

          (g)  Indebtedness evidenced by the Notes and the Guaranty Agreement;

          (h) Indebtedness of the Company or ADL International arising under the Credit Agreement;

          (i) Guaranties by the Company or the Guarantors of obligations of the type described in clause (c) of this Section 10.4;

          (j) Indebtedness of TIME incurred after the TIME IPO, provided that the aggregate principal amount of all such indebtedness outstanding shall not at any time exceed the lesser of (i) $50,000,000 and (ii) the aggregate net proceeds of the TIME IPO received by TIME; and

          (k) Indebtedness owed to the Company or a Wholly-Owned Subsidiary other than Indebtedness owed by a Foreign Subsidiary;

provided that the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries (excluding (i) Indebtedness arising under Sections 10.4(d) and 10.4(j) and (ii) Guaranties by the Guarantors of Indebtedness evidenced by the Notes or incurred under the Credit Agreement) outstanding shall not at any time exceed $95,000,000.

     10.5.  Consolidated Tangible Net Worth.

     The Company will not, as of the end of any fiscal quarter, permit Consolidated Tangible Net Worth to be less than the sum of (a) $33,391,000, plus
(b) 75% of its Consolidated Net Income (but in each case, only if a positive number) for each full fiscal quarter during the period beginning on January 1, 2000 and ending at the end of the then most recently completed fiscal quarter of the Company, plus (c) an amount equal to 100% of the Net Cash Proceeds received by the Company after the Effective Date from the sale of new issues of its capital stock or any warrants, rights or options to acquire shares of its capital stock to any Person (other than a Subsidiary or an Affiliate). Anything herein to the contrary notwithstanding, the Company shall not be in default of this Section 10.5 as of the end of any fiscal quarter if it would have been in compliance with this Section 10.5 at such time but for non-cash expenses accrued in respect of sales of stock at a discount pursuant to one or more Stock Plans during such fiscal quarter.

     10.6.  Debt to EBITDA Ratio.

     The Company will not permit the ratio of:

          (a) Consolidated Indebtedness, at any time during the period commencing April 1, 2000 and ending on June 30, 2000, to 400% of Consolidated EBITDA for the fiscal quarter of the Company ending on March 31, 2000, to exceed 2.59 to 1.0;

          (b) Consolidated Indebtedness, at any time during the period commencing July 1, 2000 and ending on September 30, 2000, to 200% Consolidated EBITDA for the period of two consecutive fiscal quarters of the Company ending on June 30, 2000, to exceed 2.43 to 1.0;

          (c) Consolidated Indebtedness, at any time during the period commencing October 1, 2000 and ending on December 31, 2000, to 133% of Consolidated EBITDA for the period of three consecutive fiscal quarters of the Company ending on September 30, 2000, to exceed 2.10 to 1.0;

          (d) Consolidated Indebtedness, at any time during the period commencing January 1, 2001 and ending on March 31, 2001, to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on December 31, 2000, to exceed 1.60 to 1.0; or

          (e) Consolidated Indebtedness, at any time during the period commencing April 1, 2001 and ending on May 31, 2001, to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on March 31, 2001, to exceed 1.60 to 1.0.

     10.7.  Fixed Charge Coverage Ratio.

     The Company will not permit:

          (a) the Fixed Charge Coverage Ratio for the fiscal quarter of the Company ending on March 31, 2000, to be less than 0.9 to 1.0;

          (b) the Fixed Charge Coverage Ratio for the period of two consecutive fiscal quarters of the Company ending on June 30, 2000, to be less than 0.9 to 1.0;

          (c) the Fixed Charge Coverage Ratio for the period of three consecutive fiscal quarters of the Company ending on September 30, 2000, to be less than 1.0 to 1.0;

          (d) the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Company ending on December 31, 2000, to be less than 1.0 to 1.0; or

          (e) the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Company ending on March 31, 2001, to be less than 1.0 to 1.0.

     10.8.  Permitted Investments.

     The Company will not, and will not permit any Subsidiary to, make any Investment other than Permitted Investments.

     10.9.  Restricted Payments.

     The Company will not, and will not permit any Subsidiary to, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company, except that, so long as no Default shall exist at the time of any action described in clause (a), (b),
(c), (d) or (e) below or would result therefrom:

          (a) the Company may (i) purchase common stock held by employees and former employees in accordance with the terms of any Stock Plan, (ii) pay regularly scheduled cash dividends on its Series A Participating Non-Voting Preferred Stock, $1.00 Par Value and (iii) declare and pay dividends and make distributions payable in its common stock;

          (b) any Subsidiary may (i) declare and pay cash dividends to the Company, (ii) declare and pay cash dividends to any other Obligor and (C) if it is a Wholly-Owned Subsidiary, accept capital contributions from its parent;

          (c) the Company may sell shares of capital stock of EPYX, provided that it applies any cash proceeds of such sale in compliance with Section 9.8.

          (d) TIME may issue and sell shares of its capital stock pursuant to the TIME IPO; and

          (e) the Company may issue and sell shares of its capital stock pursuant to the terms of any Stock Plan.

     10.10.  Asset Disposition.

     Except as permitted under Section 10.2, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition, unless the Net Proceeds Amount is promptly applied to a pro rata prepayment of (a) the Notes pursuant to
Section 8.2(a), and (b) the Indebtedness outstanding under the Credit Agreement.

     10.11.  Conduct of Business.

     The Company will not, and will not permit any Subsidiary to, make (x) any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole as of the Effective Date, or (y) any change in the nature of the business of the Company and its Subsidiaries, taken as a whole that would result in the Company and its Subsidiaries not being principally engaged in the consulting business.

     10.12.  Debt Prepayment Restrictions.

     Neither the Company nor any Subsidiary shall make any payments of any principal amount due under the Credit Agreement unless such prepayment is required by the terms of the Credit Agreement as in effect on the Effective Date; provided, however, that the Company may make such a payment if simultaneously therewith, it prepays a proportionate amount of the Notes, such that, of the aggregate prepayments made, 54.69% thereof are applied to the Notes and 45.31% to the Credit Agreement Indebtedness.

11.  EVENTS OF DEFAULT

     An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

          (c) the Company defaults in the performance of or compliance with any term contained in any of Sections 9.6, 10.2 through 10.12, inclusive, or 7.1(e); or

          (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in clauses (a), (b) and (c) of this Section 11) and such default is not remedied within 10 Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note; or

          (e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Document to which it is a party, or by any Obligor in any writing furnished in connection with the transactions contemplated by the Financing Documents proves to have been false or misleading in any material respect on the date as of which made; or

          (f)

               (i) any event shall occur or any condition shall exist under the Credit Agreement, or under any agreement relating thereto, that immediately or with any one or more of the passage of time or the giving of notice causes (or permits any one or more of the lenders thereunder or a trustee or agent therefor to cause) the Indebtedness outstanding thereunder, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment;

               (ii) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Indebtedness under this Agreement and the Notes) beyond any period of grace provided with respect thereto, that individually or together with such other Indebtedness as to which any such failure exists has an aggregate outstanding principal amount of at least $2,000,000, or

               (iii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any Indebtedness (other than Indebtedness under this Agreement and the Notes) that individually or together with other Indebtedness as to which any such failure exists has an aggregate outstanding principal balance of at least $2,000,000, or any other condition exists; and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or

               (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests),

                     (A) the Company or any Subsidiary has become obligated to
               purchase or repay Indebtedness (other than Indebtedness outstanding under the Credit Agreement) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,000,000, or

                     (B) one or more Persons have the right to require the
               Company or any Subsidiary so to purchase or repay such Indebtedness (other than Indebtedness outstanding under the Credit Agreement); or

          (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors,
     (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any Subsidiary or with respect to any substantial part of the property of the Company or any Subsidiary, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within 45 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 is or are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 10 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 10 days after the expiration of such stay; provided, however, that if and to the extent that the amount of any judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and such insurer (1) has a rating of at least "A-" by A.M. Best Company, or comparable rating of another rating agency of equivalent stature in the case of a foreign insurer, and (2) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order, such judgment (to the extent of the amount so covered) shall be excluded from this clause (i); or

          (j) with respect to the Pledge Agreement and the Security Agreement, and, if the Additional Security Agreements become effective pursuant to
     Section 9.6, the Additional Security Agreements:

               (i) any Obligor defaults in the performance of or compliance with any term contained in the Pledge Agreement, the Security Agreement or any of the Additional Security Agreements,

               (ii) the Pledge Agreement, the Security Agreement or any of the Additional Security Agreements shall cease to be in full force and effect or shall be declared by a court or governmental authority of competent jurisdiction to be void, voidable or unenforceable against any Obligor that is a party thereto,

               (iii) the validity or enforceability of the Pledge Agreement, the Security Agreement or any of the Additional Security Agreements shall be contested by any Obligor, or

               (iv) any Obligor shall deny that it has any further liability or obligation under the Pledge Agreement, the Security Agreement or any of the Additional Security Agreements; or

          (k)  with respect to the Guaranty Agreement:

               (i) the Guaranty Agreement shall cease to be in full force and effect as to any Guarantor (other than TIME after the TIME IPO) or shall be declared by a court or governmental authority of competent jurisdiction to be void, voidable or unenforceable against any Guarantor,

               (ii) the validity or enforceability of the Guaranty Agreement shall be contested by any Guarantor, the Company or any Affiliate, or

               (iii) the Company, any Affiliate or any Guarantor shall deny that any Guarantor has any further liability or obligation under the Guaranty Agreement; or

          (l) if more than 5% of the outstanding capital stock of the Company shall become held by any Person other than the Memorial Drive Trust, the ESOP, one or more employee benefit plans of the Company or its Subsidiaries; or employees, or former employees, of the Company or any of its Subsidiaries or any Plans that have acquired such capital stock in accordance with a distribution pursuant to the ESOP, any other employee benefit plan or any Stock Plan or the Memorial Drive Trust, the ESOP and any Plan, collectively, shall own less than 50.1% of the issued and outstanding capital stock of the Company; or

          (m)  if

               (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

               (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

               (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $2,000,000,

               (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans,

               (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or

               (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

     and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in this Section 11(m) the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.  REMEDIES ON DEFAULT, ETC.

     12.1.  Acceleration.

          (a)  If an Event of Default with respect to the Company described in
     Section 11(g) or 11(h) (other than an Event of Default described in clause
     (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 25% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c) If any Event of Default described in clause (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

     12.2.  Other Remedies.

     If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder or holders of more than 25% in principal amount of the Notes at the time outstanding may proceed to protect and enforce the rights of such holder or holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

     12.3.  Rescission.

     At any time after any Notes have been declared due and payable pursuant to clause (b) or clause (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, due and payable on any Notes other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to
Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.


     12.4.  No Waivers or Election of Remedies, Expenses, etc.

     No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     13.1.  Registration of Notes.

     The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

     13.2.  Transfer and Exchange of Notes.

     Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000.

     13.3.  Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser or another holder of a Note, in each case with a minimum net worth of at least $100,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.  PAYMENTS ON NOTES

     14.1.  Place of Payment.

     Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in the Commonwealth of Massachusetts at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

     14.2.  Home Office Payment.

     So long as a Noteholder or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Noteholder's name in Schedule A, or by such other method or at such other address as it shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Noteholder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section
14.1. Prior to any sale or other disposition of any Note held by any Noteholder or its nominee it will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section
14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Noteholder under this Agreement and that has made the same agreement relating to such Note as Noteholder has made in this Section 14.2.

15.  EXPENSES, ETC.

     15.1.  Transaction Expenses.

     Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Noteholder or other holder of a Note and the Collateral Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation:
(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Document, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Financing Documents. The Company will pay, and will save each Noteholder and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by the Noteholders).

     15.2.  Survival.

     The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by of any Note or portion thereof or interest therein by any Noteholder and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Noteholder or any other holder of a Note. All statements contained in any Financing Document or any certificate or other instrument delivered by or on behalf of the Company or any Guarantor pursuant to this Agreement or any other Financing Document (subject, with respect to the financial projections delivered to the Noteholders in connection with the transactions contemplated hereby, to the proviso set forth in the first sentence of Section 5.3) shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between the Noteholders and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.  AMENDMENT AND WAIVER

     17.1.  Requirements.

     This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3, 4, 5, 6 and 21, or any defined term (as it is used therein), will be effective as to any Noteholder unless consented to by such Noteholder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or change the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 and 20.

     17.2.  Solicitation of Holders of Notes.

          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

     17.3.  Binding Effect, etc.

     Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     17.4.  Notes held by Company, etc.

     Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.  NOTICES

     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

               (i) if to any Noteholder or its nominee, to it or such nominee at the address specified for such communications in Schedule A, or at such other address as it or such nominee shall have specified to the Company in writing,

               (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

               (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: (617) 498-7117, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.  REPRODUCTION OF DOCUMENTS

     This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Noteholders at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Noteholders, may be reproduced by the Noteholders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Noteholders may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Noteholder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
This Section 19
shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.  CONFIDENTIAL INFORMATION

     For the purposes of this Section 20, "Confidential Information" means information delivered to a Noteholder by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Noteholder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

          (a) was publicly known or otherwise known to such Noteholder prior to the time of such disclosure,

          (b) subsequently becomes publicly known through no act or omission by such Noteholder or any person acting on its behalf,

          (c) otherwise becomes known to such Noteholder other than through disclosure by the Company or any Subsidiary, or

          (d) constitutes financial statements delivered to such Noteholder under Section 7.1 that are otherwise publicly available.

Each Noteholder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to it, provided that any Noteholder may deliver or disclose Confidential Information to:

               (i) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes),

               (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

               (iii)  any other holder of any Note,

               (iv) any Institutional Investor to which a Noteholder sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
          Section 20),

               (v) any federal or state regulatory authority having jurisdiction over a Noteholder,

               (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about a Noteholder's investment portfolio,

               (vii) any other Person to which such delivery or disclosure may be necessary or appropriate

                      (A) to effect compliance with any law, rule, regulation or order applicable to a Noteholder,

                      (B) in response to any subpoena or other legal process,

                      (C) in connection with any litigation to which a
               Noteholder is a party,

          provided that in all cases described in clauses (B) and (C) above, each Noteholder will use reasonable efforts to give the Company sufficient written notice prior to delivering or disclosing such Confidential Information to permit the Company to contest such production of such information, or

               (viii) if an Event of Default has occurred and is continuing, to any other Person the extent a Noteholder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.  MISCELLANEOUS

     21.1.  Successors and Assigns.

     All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     21.2.  Payments Due on Non-Business Days.

     Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

     21.3.  Indemnity.

     The Company will indemnify and hold harmless each Noteholder and any other holder of a Note and each of their affiliates and their officers, directors, trustees, employees, agents and advisors (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any of the transactions contemplated by the Financing Documents, (b) any acquisition or similar business combination or proposed business combination by the Company or any of its Subsidiaries or Affiliates of all or any portion of the shares of capital stock or substantially all of the property and assets of any other Person, (c) the Existing Notes, the Notes and any use made or proposed to be made with the proceeds thereof or (d) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any environmental action or proceeding relating in any way to the Company or any of its Subsidiaries or any of their respective properties, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnify described in this
Section 21.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto. The Company will further agree that no Indemnified

Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Subsidiaries or to their respective security holders or creditors arising out of, related to or in connection with the transactions contemplated by the Financing Documents, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

     21.4.  Severability.

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

     21.5.  Independent Construction.

     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     21.6.  Counterparts.

     This Agreement may be executed in any number of counterparts, each of shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     21.7.  Governing Law.

     THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

     [Remainder of page intentionally blank. Next page is signature page.]

     If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                        Very truly yours,

                                        ARTHUR D. LITTLE, INC.

                                        By: _______________________________
                                            Name:
                                            Title:

The foregoing is hereby
agreed to as of the
date thereof.

[NOTEHOLDERS]

By:  ________________________
Name:
Title:

                                   SCHEDULE B

                                 DEFINED TERMS
                                 -------------

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     "Additional Security Agreements" means, collectively, the pledges, security agreements, security agreement supplements and other collateral documents executed and delivered from time to time pursuant to Section 9.6.

     "ADL International" means Arthur D. Little International, Inc., a Massachusetts corporation, together with its successors and assigns.

     "Affiliate" means at any time, and with respect to any Person,

          (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and

          (b) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests.

As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

     "Agreement, this" is defined in Section 17.3.

     "Asset Disposition" means any Transfer except:

          (a)  any

               (i) Transfer from a Domestic Subsidiary to the Company or a Wholly-Owned Domestic Subsidiary;

               (ii) Transfer from a Foreign Subsidiary to the Company or a Wholly-Owned Subsidiary;

                                 Schedule B-1

               (iii) Transfer from the Company to a Wholly-Owned Domestic Subsidiary; and

               (iv) Transfer from the Company to a Subsidiary (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary (other than a Wholly-Owned Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists;

          (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete;

          (c) the EPYX Transaction, provided that Section 9.8 of this Agreement has been complied with;

          (d) any transfer to TIME or any of its Subsidiaries of accounts receivable and related Collateral (as defined in the Security Agreement) owing to the Company or any Subsidiary by the account debtors identified on
     Schedule 1 to the Security Agreement or any other account debtors that shall have been approved in writing by the Collateral Agent; and

          (e)  the TIME IPO.

     "Banks" means the banks initially party to the Credit Agreement (namely, Citibank, N.A. and The Chase Manhattan Bank) and each other bank or other Person from time to time acting as a lender or other provider of financial accommodations to the Company or any Subsidiary under the Credit Agreement.

     "Barclays Facility" means the line of credit between Barclays Bank and Cambridge Consultants Limited, a limited company organized under the laws of England, which provides for revolving and term loans in an aggregate principal amount not exceeding $10,353,850.

     "Business Day" means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

                                 Schedule B-2

     "Capital Lease" means, at any time, any lease obligation for rentals with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "Collateral Agent" means Citicorp USA, Inc., as collateral agent under the Pledge Agreement, the Security Agreement and the Intercreditor Agreement, and any successor or assign appointed in accordance with the provisions of the Intercreditor Agreement.

     "Company" is defined in the introductory sentence of this Agreement.

     "Confidential Information" is defined in Section 20.

     "Consolidated EBITDA" means, for any period ending at the close of any fiscal quarter of the Company, the sum of: (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in determining Consolidated Net Income, income tax expense, consolidated interest expense, depreciation and amortization expense and the non-cash expense associated with sales of stock at a discount to employees pursuant to any Stock Plan.

     "Consolidated Indebtedness" means, at any time, all Indebtedness of the Company and its Subsidiaries, determined at such time on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means the net after-tax income of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, provided that extraordinary gains and losses and any increase or decrease to net income which is required to be recorded in the Company's consolidated statement of income because of the adoption of accounting principles adopted after the date hereof shall be excluded.

     "Consolidated Tangible Net Worth" means the excess of Consolidated Total Tangible Assets over Consolidated Total Liabilities.

     "Consolidated Total Liabilities" means the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

     "Consolidated Total Tangible Assets" means, at any time, all assets of the Company and its Subsidiaries at such time, excluding, however, (a) any goodwill (other than goodwill arising solely in connection with the Innovation

                                 Schedule B-3

Associates transaction), experimental or organizational expenses, research and development expenses, franchises, trademarks, service marks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all reserves carried and not deducted from assets, (c) securities which are not readily marketable (excluding Investments existing on the date hereof in ADL Ventures LP in an aggregate amount not to exceed $2,600,000), (d) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to December 31, 1997, and (e) any items not included in clauses (a) through (d) above which are treated as intangibles in conformity with GAAP, in each case determined on a consolidated basis and in accordance with GAAP.

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of April 25, 2000, among the Company, the ADL International, the Banks and Citibank, N.A., as agent, as the same may be amended, restated or otherwise modified from time to time; provided that if any such new agreement shall at any time be entered into by the Company (with or without ADL International), then concurrently therewith the Company shall, unless otherwise agreed by the Required Holders, cause the Banks under such new agreement to enter into a new intercreditor agreement with the holders of the Notes substantially in the form of the Intercreditor Agreement.

     "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     "Default Rate" means, at any time, that rate of interest that is the greater of (i) 2% per annum above the Note Interest Rate at such time or (ii) 2% over the rate of interest publicly announced by The Chase Manhattan Bank in New York, New York as its "base" or "prime" rate.

     "DeNora" means DeNora Fuel Cells S.p.A., a company organized under the laws of Italy.

     "DeNora Agreement" means that certain Investment and Exchange Agreement among the Company, DeNora, DeNora New Energy Investments B.V., and EPYX, dated as of April 4, 2000.

     "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States, any state thereof, or the District of Columbia.

     "Effective Date" is defined in Section 3.

     "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or

                                 Schedule B-4
governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "EPYX" means EPYX Corporation, a Delaware corporation, to be renamed Nuvera Corporation.

     "EPYX Transaction" means, collectively, (a) the sale to Amerada Hess Corporation of up to 100,000 shares of the capital stock of EPYX pursuant to the Hess Agreement, and (b) the issuance of up to 500,000 shares of common stock of EPYX to DeNora New Energy Investments B.V. pursuant to the DeNora Agreement.

     "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

     "Equity Issuance" means the issuance or sale of capital stock or warrants, options or other rights to acquire Equity Interests of the Company or any Subsidiary to a Person other than the Company or any Subsidiary, but excluding
(a) the EPYX Transaction, (b) the TIME IPO, except to the extent that the net proceeds thereof are distributed by TIME to the Company or ADL International, and (c) the sale by the Company or any Subsidiary of shares of its capital stock to employees pursuant to any Stock Plan in accordance with Section 10.9.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

     "ESOP" means the Company's Employee Stock Ownership Plan and Trust.

                                 Schedule B-5

     "Event of Default" is defined in Section 11.

     "Excess Cash Flow" means, for any period, total revenue (without giving effect to extraordinary gains and losses from sales and other dispositions of property outside the ordinary course of business or any Extraordinary Receipts or Net Proceeds Amounts) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for such period, minus, without duplication,

          (a) the aggregate amount of operating expenses of the Company and its Subsidiaries for such period,

          (b) the aggregate amount of corporate office, general and administrative expenses of the Company and its Subsidiaries for such period,

          (c) the aggregate amount of mandatory and optional payments of principal and accrued interest on the Notes and the Indebtedness outstanding under the Credit Agreement and mandatory or regularly scheduled payments in respect of all other Indebtedness for borrowed money (including, without limitation, foreign lines of credit and foreign letters of credit) of the Company and its Subsidiaries made during such period,

          (d) the aggregate amount of Capital Expenditures of the Company and its Subsidiaries for such period,

          (e) the amount (but not less than zero) by which Consolidated Net Working Capital at the beginning of such period exceeds Consolidated Net Working Capital at the end of such period, and

          (f) the aggregate amount deducted on account of taxes in the computation of Consolidated Net Income for such period.

          For purposes of this definition,

               "Capital Expenditures" means expenditures (including payments under Capitalized Leases) made by any Person to acquire or construct fixed assets, plant and equipment (including, without limitation, renewals, improvements and replacements, but excluding repairs).

               "Consolidated Working Capital" means the excess of (a) the total assets of the Company and its Subsidiaries that would be shown as current assets on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP at such time, over (b) the total liabilities of the Company and its Subsidiaries that would be shown as current liabilities on such balance sheet.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Existing Events of Default" means the Events of Default listed on Schedule 11 to this Agreement.

     "Existing Note Purchase Agreement" is defined in Section 1.

     "Existing Notes" is defined in Section 1.

     "Extraordinary Receipts" means moneys received by the Company or any Subsidiary outside of the ordinary course of business and not consisting of proceeds of an Equity Issuance or Asset Disposition (or a Transfer which would constitute an Asset Disposition or Equity Issuance but for being specifically excluded as such in the definition of Asset Disposition or Equity Issuance), including, without limitation, Federal, state or local tax refunds (other than tax refunds received in the ordinary course of such Person's tax planning which are applied in full against corresponding tax liabilities of an Affiliate during the same tax year in which such cash is received), pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that Extraordinary Receipts shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property (A) are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Financing Documents, so long as such application is made within six months after the occurrence of such damage or loss or (B) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto. In no event shall Extraordinary Receipts include any amount included within the definition of Excess Cash Flow.

     "Fair Market Value" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-

                                 Schedule B-7
length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

     "Financing Documents" means, collectively, this Agreement, the Notes, the Guaranty Agreement, the Intercreditor Agreement, the Pledge Agreement, the Security Agreement and the Additional Security Agreements.

     "Fixed Charge Coverage Ratio" means, for any period, Consolidated EBITDA divided by the sum of (a) the expenses of the Company and its Subsidiaries for interest accrued in respect of Indebtedness (including the current portion thereof), (b) dividends paid by the Company and its Subsidiaries to Persons other than the Company and its Subsidiaries and (c) rental expenses on real property of the Company and its Subsidiaries, in each case (x) for such period and (y) as determined in accordance with GAAP.

     "Foreign Subsidiary" means any Subsidiary that is not a Domestic
Subsidiary.

     "Funded Debt" of any Person means, without duplication (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of such Person for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of such Person under GAAP; (ii) the portion of obligations of such Person under Capital Leases that is required to be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP; and (iii) Guaranties of obligations of others of the character referred to in this definition.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

     "Governmental Authority" means

          (a)  the government of

               (i) the United States of America or any state or other political subdivision thereof, or

               (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any properties of the Company or any Subsidiary, or

                                 Schedule B-8

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     "Guarantors" means, at any time, each of ADL International, TIME and each other Subsidiary that at such time is a guarantor under the Guaranty Agreement.

     "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a) to purchase such indebtedness or obligation or any property constituting security therefor;

          (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     "Guaranty Agreement" is defined in Section 4.10.

     "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

                                 Schedule B-9

     "Hess Agreement" means that certain Investment Agreement, dated as of March 30, 2000, among Amerada Hess Corporation, the Company, and EPYX.

     "holder" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 13.1.

     "Indebtedness" means, with respect to any Person, without duplication,

          (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock (other than the Company's Series A Participating Non-Voting Preferred Stock);

          (b) its liabilities for the deferred purchase price of property acquired by such Person (other than (i) any obligations in connection with any deferred compensation plan for employees of such Person and (ii) any trade payable that is (x) in an amount of $10,000 or less or (y) not overdue by more than 60 days, in all cases arising in the ordinary course of business, but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

          (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (e) the face amount of all letters of credit issued for the account of such Person and all of such Person's reimbursement obligations with respect to letters of credit which have been paid;

          (f) all liabilities in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements; and

          (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Without limitation of the foregoing, Indebtedness of any Person shall (1) include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under

                                 Schedule B-10

GAAP, and (2) exclude any reimbursement obligations with respect to any undrawn letter of credit.

     "Indemnified Party" is defined in Section 21.3.

     "Institutional Investor" means (a) any original purchaser of a Note, and
(b) any United States or Canadian bank, trust company, savings and loan association or other financial institution, any United States or Canadian pension plan, any United States or Canadian investment company, any United States or Canadian insurance company, any United States or Canadian broker or dealer, or any other similar United States or Canadian financial institution or entity, regardless of legal form.

     "Intercreditor Agreement" is defined in Section 4.7.

     "Investment" means any investment, made in cash or by delivery of property, by the Company or any Subsidiary (x) in any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, Guaranty, advance or capital contribution, or otherwise, or (y) in any property.

     "Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes hereunder, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes an such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" is defined in Section 8.7.

     "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Obligor

                                 Schedule B-11
to perform its obligations under the Financing Documents to which it is a party, or (c) the validity or enforceability of any of the Financing Documents.

     "Material Subsidiary" means, at any time, a Domestic Subsidiary that either

          (a) has assets with a book value equal to 5% or more of total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recently ended fiscal quarter of the Company, or

          (b) had revenues for the then most recently ended fiscal quarter of the Company equal to 5% or more of total consolidated revenues of the Company and its Subsidiaries for such fiscal quarter.

     "Memorial Drive Trust" means the Arthur D. Little, Inc. Employees' Memorial Drive Trust Retirement Plan.

     "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "Net Cash Proceeds" means, with respect to any sale of any capital stock or any warrants, rights or options to acquire capital stock or other ownership or profit interests by any Person (other than any stock of the Company or any Subsidiary issued pursuant to any Stock Plan), the aggregate amount of cash received from time to time by or on behalf of such Person (other than amounts received from an Affiliate or participant in the ESOP or other Stock Plan) in connection with such transaction after deducting therefrom (without duplication)
(a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and
(b) the amount of taxes payable in connection with or as a result of such transaction in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

     "Net Proceeds Amount" means, with respect to any Transfer of any property by any Person, an amount equal to the difference of:

          (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

                                 Schedule B-12

          (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer, minus

          (c) the amount of taxes reasonably expected by the Company to be payable within two years of such Transfer in connection with any gain with respect to such Transfer.

     "Note Interest Rate" is defined in Section 2.3(b).

     "Noteholder Portion" means, at any time, 54.69%.

     "Noteholders" is defined in Section 1.

     "Notes" is defined in Section 2.1(a).

     "Obligors" means, at any time, the Company and each Subsidiary that at such time is a party to one or more of the Financing Documents, together with their respective successors and assigns.

     "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     "Permitted Investments" means each of the following Investments:

          (a) Investments by the Company or any Subsidiary in any Wholly-Owned Subsidiary;

          (b) loans and advances made in the ordinary course of business to employees of the Company or any Subsidiary in an aggregate principal amount not exceeding $5,000,000 at any time;

          (c) Investments existing on the date hereof and described in Schedule 10.8;

          (d) Investments in any of the following, to the extent owned by the Company or any Subsidiary free and clear of all Liens and having a maturity of not greater than 360 days from the date of acquisition thereof (except that any of the Investments described below held by Acorn Insurance Company, Ltd. may have a maturity not greater than 30 years):

                                 Schedule B-13

               (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States;

               (ii) insured certificates of deposit or time deposits with any commercial bank that (A) is one of the Banks or is a member of the Federal Reserve System, (B) is organized under the laws of the United States or any state thereof, (C) has a combined capital and surplus of at least $1,000,000,000, and (D) issues (or the parent of which issues) commercial paper with a rating not less than the rating described in clause (iv);

               (iii) time deposits with any foreign commercial bank; and

               (iv) commercial paper in an aggregate amount of no more than $2,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of the United States or any state thereof and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.;

          (e) Investments consisting of intercompany Indebtedness permitted under Section 10.4(j);

          (f) Investment of the Net Cash Proceeds of the EPYX Transaction made in accordance with Section 9.8;

          (g) non-cash loans to employees of the Company or any Subsidiary for the purchase, in whole or in part, of shares of capital stock of the Company or such Subsidiary issued and sold to such employees pursuant to any Stock Plan and in accordance with Section 10.9; and

          (h) other Investments not permitted by clauses (a) through (g) above, provided that the aggregate amount of such Investments made in any fiscal year of the Company does not exceed 5% of total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

                                 Schedule B-14

     "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     "Pledge Agreement" is defined in Section 4.8.

     "Pledging Subsidiaries" means each of ADL International, Arthur D. Little Enterprises, Inc., a Massachusetts corporation, and Arthur D. Little India, Inc., a Massachusetts corporation, together with their respective successors and assigns.

     "Preferred Stock" means any class of capital stock of a Person that is preferred over any other class of capital stock of such Person as to the payment of dividends or other equity distributions or the payment of any amount upon liquidation or dissolution of such Person.

     "Property or properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     "Required Holders" means, at any time, the holder or holders of at least 60% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Security Agreement" is defined in Section 4.9.

     "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

     "Stock Collateral" means the shares of capital stock of each Subsidiary purported to be pledged to the Collateral Agent pursuant to the Pledge Agreement.

     "Stock Plan" means each of the Senior Staff Stock Purchase Plan, the Stock Incentive Plan, the International Stock Purchase Plan, the Directors Stock Plan, the Trust Under Compensation Plan for Directors, the Trust Under Excess Contribution Plan, the Stock Award Plan, the IA Stock Acquisition Plan,

                                 Schedule B-15
the 1996 Dividend Reinvestment Plan, the CSC Stock Acquisition Plan, the Stock-Based Deferred Plan for Incentive Compensation, the Senior Staff Tax-Deferred Stock Retention Plan, the Stock-Based Deferred Plan for Incentive Compensation-U.K., the Stock-Based Deferred Plan for Incentive Compensation-Spain, the Employee Stock Account Trust-Sweden, the Employee Stock Fund-Brazil, the Employee Stock Ownership Plan-Sweden, the ESOP, the Memorial Drive Trust, the Deferred Compensation Plan for Selected Staff, the Employee Stock Ownership Plan Equivalent, the Stock-Based Deferred Compensation Plan 1, the Stock-Based Deferred Compensation Plan 3, the Stock-Based Deferred Compensation Plan 4, the Stock-Based Plan for Incentive Compensation - Germany, the Stock-Based Latin America Plan, the Stock Ownership Program, the Stock Retention Plan - Jersey, and the Stock Retention Purchase Plan, in each case as in effect on the date hereof, or as the same may be amended from time to time, provided that such amendment (A) does not substantially alter the form or effect of such plan and
(B) does not cause a material increase in the liability or other obligations of the Company and its Subsidiaries taken as a whole, and (ii) any other stock plan that may be sponsored and/or maintained by the Company or any of its Subsidiaries that does not materially increase the liability or other obligations of the Company and its Subsidiaries taken as a whole.

     "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

     "TIME" means c-quential, Inc., a Delaware corporation.

     "TIME IPO" means the sale by TIME of shares of its common stock constituting not less than 8% of the Equity Interests of TIME pursuant to an initial public offering.

     "Transfer" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers (in each case, other than for security) or leases (as lessor) any of its property.

                                 Schedule B-16

     "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-Owned Subsidiary" means, at any time, any Subsidiary 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                 Schedule B-17